Exhibit 15.3

12 York gate	BLICK ROTHENBERG
London NW1 4QS	Chartered Accountants
United Kingdom

BDO Ziv Haft	Direct contact no. +44 (0)20 7544 8805
46-48 Menahem Begin Road	Contact name: Mark Hart
Tel Aviv
Israel

25 June 2008

Dear Sirs

LUMENIS (UK) LIMITED
CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in the registration statement (333-148460) on Form S-8 of Lumenis Limited, of our report dated 25 June 2008 with respect to the balance sheets of Lumenis (UK) Limited as of 31 December 2007 and 2006 and the related profit and loss account, for each of the years in the three-year period ended 31 December 2007, which report appears in the annual report on Form 20-F of Lumenis Limited for the year ended 31 December 2007.

Yours faithfully

/s/ Blick Rothenberg
Blick Rothenberg